                                                                     Exhibit 5.2







                                 August 5, 2002



Board of Trustees
Colonial Properties Trust,
     as general partner of Colonial Realty
     Limited Partnership
2101 Sixth Avenue North
Suite 750
Birmingham, Alabama 35202

     RE: COLONIAL REALTY LIMITED PARTNERSHIP

Ladies and Gentlemen:

     We have acted as special Alabama counsel to Colonial Properties Trust, an Alabama real estate investment trust (the "Company"), in connection with Colonial Realty Limited Partnership's, a Delaware limited partnership (the "Operating Partnership"), registration statements on Form S-3 (Registration Nos. 333-42049 and 333-37922) (collectively, as amended, the "Registration Statements") previously declared effective by the Securities and Exchange Commission relating to the proposed public offering of the Company's unsecured debt securities that may be offered and sold by the Company from time to time as set forth in a prospectus and one or more supplements thereto, all of which form a part of the Registration Statements. This opinion letter is rendered in connection with the proposed offering of $100,000,000 in aggregate principal amount of the Company's 6 7/8% Senior Notes due 2012 (the "Notes") as described in a Prospectus dated June 7, 2000 (the "Prospectus"), and a Prospectus Supplement dated July 31, 2002 (the "Prospectus Supplement"). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. (S) 229.601(b)(5), in connection with the Registration Statements. This opinion is being furnished to you solely for your benefit and may not be relied upon by, quoted in any manner to, or delivered to any other person or entity without, in each instance, our prior written consent. Hogan & Hartson L.L.P., counsel to the Company, may rely on this opinion solely for the purpose of fulfilling the requirements of
Item 601(b)(5) of Regulation S-K, 17 C.F.R. (S) 229.601(b)(5), in connection with the Registration Statements.

     For purposes of this opinion letter, we have examined copies of the following documents:

     1. Executed copies of the Registration Statements.

     2. The Prospectus and the Prospectus Supplement.

     3. Executed copies of the Underwriting Agreement dated July 31, 2002 among the Operating Partnership, Merrill Lynch & Co., Merrill Lynch Incorporated, Pierce, Fenner & Smith, Bear, Stearns & Co. Inc. and Wells Fargo Brokerage Services, LLC (collectively, the "Underwriters") (the "Underwriting Agreement") and the related Terms Agreement dated July 31, 2002 between the Company and the Underwriters (the "Terms Agreement" and, together with the Underwriting Agreement, the "Agreements").

     4. The Declaration of Trust of the Company (the "Declaration of Trust"), as certified as of the date hereof by the Secretary of the Company as being true, correct and complete and in full force and effect;

     5. The Bylaws of the Company, certified as of the date hereof by the Secretary of the Company as being true, correct and complete and in full force and effect;

     6. A certificate from the Secretary of State of the State of Alabama (the "Alabama Secretary of State"), dated August 1, 2002, certifying that the Company is a real estate investment trust duly formed in Jefferson County, Alabama, and has not been dissolved;

     7. A certificate of the Secretary of the State of Alabama Department of Revenue (the "Alabama Department of Revenue"), dated August 2, 2002, certifying that the Company is in good standing as a real estate investment trust;

     8. A certificate from the Alabama Secretary of State, dated August 1, 2002, certifying that the Operating Partnership is duly registered as a foreign limited partnership in the State of Alabama;

     9. A certificate from the Alabama Secretary of State dated August 1, 2002, certifying that Colonial Properties Services Limited Partnership (the "Management Partnership") is duly registered as a foreign limited partnership in the State of Alabama;

     10. A certificate of certain officers of the Company and its corporate subsidiaries as to certain facts relating to the Company and its subsidiaries;

     11. Certain resolutions of the Board of Trustees of the Company (the "Board") adopted at a meeting held on April 18, 2000, approving and ratifying the preparation, execution and filing of the Registration Statements, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect;

     12. Certain resolutions of the Board of Trustees of the Company adopted at a meeting held on July 25, 2002 and of the Pricing Committee of the Board of Trustees adopted by written consent of the sole member on July 31, 2002, both as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to, among other things, the authorization of the Agreements and arrangements in connection therewith, the establishment of the final terms of the Notes, and the issuance of the Notes on the terms set forth in the Terms Agreement.

     13. The Indenture, dated as of July 22, 1996, and a first supplemental indenture dated as of December 31, 1998 between the Operating Partnership and Deutsche Bank Trust Company Americas, as Trustee (collectively, the "Indenture").

     We have not, except as specifically identified above, made any independent review or investigation of factual or other matters, including the organization, existence, good standing, assets, business or affairs of the Operating Partnership. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity, accuracy and completeness of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, telecopied, photostatic, or reproduced copies, and the authenticity, accuracy and completeness of the originals of such latter documents. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

     This opinion letter is based as to matters of law solely on the laws of the State of Alabama, and we express no opinion herein as to any other laws, statutes, regulations, or ordinances.

     In accordance with the general policies of this law firm in rendering legal opinions, we have assumed for the purposes of the opinions expressed herein that no fraud exists with respect to any of the matters relevant to the opinions expressed herein, although we have no reason to believe that there exists any fraud which would render invalid the opinions expressed below.

     Based upon, subject to, and limited by the foregoing, we are of the opinion that, as of the date of this letter, assuming receipt by the Operating Partnership of the consideration for the Notes specified in the Agreements, the Notes constitute valid and binding obligations of the Operating Partnership under the laws of the State of Alabama, enforceable against the Operating Partnership in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and as may be limited by the exercise of judicial discretion and the application of principles of equity, including, without limitation, requirements of good faith, fair dealing, conscionability and materiality (regardless of whether the Notes are considered in a proceeding at law or in equity).

     The opinion as to enforceability shall be understood to mean only that if there is a default in performance of an obligation, (i) if a failure to pay or other damage can be shown and (ii) if the defaulting party can be brought into a court which will hear the case and apply the governing law, then, subject to the availability of defenses, and to the exceptions set forth above, the court will provide money damages (or perhaps injunctive or specific performance) remedy.

     We are members of the Bar of the State of Alabama, and we do not express any opinion concerning any law other than the law of the State of Alabama. We assume no obligation to advise you of any changes in the foregoing subsequent to delivery of this opinion letter. This opinion letter has been prepared solely in connection with the filing by the Operating Partnership of a Current Report on Form 8-K on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statements. This opinion letter should not be quoted in whole or in part or otherwise be referred to, nor filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm.

     We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Current Report on Form 8-K of the Company. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                                   Very truly yours,

                                   /s/ SIROTE & PERMUTT, P.C.

                                   SIROTE & PERMUTT, P.C.